Exhibit 99.1

PACKETEER, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	(unaudited)
	2004	2003	2004	2003

Net revenues Product revenues	$21,193	$16,432	$74,557	$60,294
Service revenues	5,046	3,603	17,880	12,429

Total net revenues	26,239	20,035	92,437	72,723
Cost of revenues Product costs	4,749	3,436	16,780	12,520
Service costs	1,680	1,300	6,057	4,516
Amortization of purchased intangible assets	38	—	38	—

Total cost of revenues	6,467	4,736	22,875	17,036

Gross profit	19,772	15,299	69,562	55,687
Operating expenses:
Research and development	3,909	3,297	14,973	12,202
Sales and marketing	10,316	7,043	35,504	26,433
General and administrative	1,677	1,432	6,061	5,494

Total operating expenses	15,902	11,772	56,538	44,129

Operating income	3,870	3,527	13,024	11,558
Other income, net	455	160	1,127	701

Income before provision (benefit) for income taxes	4,325	3,687	14,151	12,259
Provision (benefit) for income taxes	(1,363)	369	(383)	1,226

Net income	$5,688	$3,318	$14,534	$11,033

Basic net income per share	$0.17	$0.10	$0.44	$0.35

Diluted net income per share	$0.16	$0.10	$0.42	$0.32

Shares used in computing basic net income per share	33,264	32,321	32,994	31,634

Shares used in computing diluted net income per share	34,567	34,922	34,502	34,364

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2003
Assets:
Cash, cash equivalents and investments	$92,197	$86,707
Accounts receivable, net	16,828	11,042
Inventories	3,106	2,691
Property and equipment, net	3,066	2,593
Other assets	5,905	1,666
Intangible Assets, net	16,690	—

Total assets	$137,792	$104,699

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$19,295	$10,868
Leases and note payable	—	596
Deferred rent and other	381	225
Deferred revenue	16,157	9,592

Total liabilities	35,833	21,281
Stockholders’ equity	101,959	83,418

Total liabilities and stockholders’ equity	$137,792	$104,699